FOR IMMEDIATE RELEASE                                                     EXHIBIT 99.1

For information contact:
Gabby Nelson
(763) 551-7460
(612) 850-6784 (mobile)
gabby.nelson@selectcomfort.com

CHIEF MARKETING OFFICER LEAVES SELECT COMFORT

MINNEAPOLIS - (May 11, 2007) - Select Comfort Corporation (NASDAQ:SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER® bed, today announced that
J. Douglas Collier has resigned his position as senior vice president and chief marketing officer, effective Friday, May 18, 2007.

“Doug has made valuable contributions to our company, including intensifying our focus on brand awareness and innovation,” said Bill McLaughlin, chairman and chief executive officer, Select Comfort. “I personally am appreciative of his leadership, hard work and dedication during his two years with our company.”

Select Comfort has no immediate plans to initiate a search for a new senior vice president and chief marketing officer. The company plans to evaluate the structure of the position before making any decisions.

In the interim, the company will leverage its current marketing and R&D strengths to address immediate and ongoing initiatives. McLaughlin, who has deep experience in consumer marketing, will work closely with the marketing and R&D functions as well as key marketing partners, including Select Comfort’s new creative agency, McKinney+Silver.

Collier’s decision was predicated on the desire to return to Michigan for personal reasons. Collier joined Select Comfort in July 2005 from La-Z-Boy, Inc., where he was chief marketing officer and vice president of marketing and furniture galleries development.

About Select Comfort
Founded more than 20 years ago, Select Comfort Corporation is the nation's leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 450 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

1Top 25 Bedding Retailers, Furniture/Today, August 14, 2006.
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